Exhibit (d)(4)

THE ST. JOE COMPANY

2015 PERFORMANCE AND EQUITY INCENTIVE PLAN

1. Establishment, Effective Date and Term. The St. Joe Company, a Florida corporation (the “Company”), hereby establishes the “The St. Joe Company 2015 Performance and Equity Incentive Plan” (the “Plan”). Subject to ratification within twelve (12) months by an affirmative vote of a majority of the Company’s shareholders, either in person or by proxy, present and entitled to vote at the Annual Meeting, the effective date of the Plan shall be March 23, 2015 (the “Effective Date”), which is the date that the Plan was approved and adopted by the Board of Directors of the Company. Unless earlier terminated pursuant to Section 25 hereof, the Plan shall terminate on the tenth anniversary of the Effective Date.

2. Purpose. The purpose of the Plan is to promote the interests of the Company, its Subsidiaries and its shareholders by (i) attracting and retaining officers, employees and directors of, and consultants to, the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its shareholders. With respect to any awards granted under the Plan that are intended to comply with the requirements of “performance-based compensation” under Section 162(m) of the Code, the Plan shall be interpreted in a manner consistent with such requirements.

3. Definitions.

Whenever used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Committee provided that the entity is one with respect to which the Common Stock will qualify as “service recipient stock” under Code Section 409A.

“Applicable Laws” shall mean the requirements relating to the administration of stock option plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.

“Appreciation Date” shall mean the date designated by a holder of Stock Appreciation Rights for measurement of the appreciation in the value of rights awarded to him, which date shall be the date notice of such designation is received by the Committee, or its designee.

“Award” shall mean any Option, Restricted Stock Award, Restricted Stock Unit, Stock Appreciation Right, Stock Bonus, Performance Award, Other Stock-Based Award or other award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish or which are required by applicable legal requirements.

“Award Agreement” shall mean an agreement, contract or other instrument or document evidencing the terms and conditions of an individual Award, which may be in written or electronic format, in such form and with such terms as may be specified by the Committee. Each Award Agreement is subject to the terms and conditions of the Plan. An Award Agreement may be in the form of either (i) an agreement to be either executed by both the Participant and the Company or offered and accepted electronically as the Committee shall determine or (ii) certificates, notices or similar instruments as approved by the Committee.

“Beneficial Ownership” (including correlative terms) shall have the meaning given such term in Rule 13d-3 promulgated under the Exchange Act.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean, unless otherwise defined in the applicable Award Agreement, (i) failure or refusal of the Participant to perform the duties and responsibilities that the Company requires to be performed by him or her, (ii) gross negligence or willful misconduct by the Participant in the performance of his or her duties, (iii) commission by the Participant of an act of dishonesty affecting the Company, or the commission of an act constituting common law fraud or a felony, (iv) the Participant’s commission of an act (other than the good faith exercise of his or her business judgment in the exercise of his or her responsibilities) resulting in material damages to the Company or (v) the Participant’s material violation of the Company’s Code of Business Conduct and Ethics, Insider Trading Policy or other similar policy governing the ethical behavior of Company employees or directors; provided, however, that if the Participant and the Company have entered into an employment agreement which defines “cause” for purposes of such agreement, “cause” shall be defined in accordance with such agreement. The Committee, in its sole and absolute discretion, shall determine whether a termination of employment or service is for Cause.

“Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any person or related group of persons (other than the Company or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires Beneficial Ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities unless such acquisition is approved by the majority of the Board members in office immediately preceding such acquisition;

(ii) there is a change in the composition of the Board over a period of twenty four (24) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were (x) still in office at the time such election or nomination was approved by the Board and (y) not initially (a) appointed or elected to office as a result of either an actual or threatened election and/or proxy contest by or on behalf of a Person other than the Board, or (b) designated by a Person who has entered into an agreement with the Company to effect a transaction described in (i) above or (iii) or (iv) below;

(iii) the consummation of a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control;

(iv) the consummation of a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

The term “Change in Control” shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee or any other committee appointed by the Board to administer the Plan pursuant to Section 5 of the Plan. However, with respect to grants made to Independent Directors, the Committee shall mean the Board. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights of the Committee under this Plan, except with respect to matters which under Rule 16b-3 of the Exchange Act or Section 162(m) of the Code or any regulations or rules issued thereunder are required to be determined in the sole discretion of the Committee.

“Common Stock” shall mean the Common Stock of the Company, no par value.

“Compensation Committee” shall mean the Compensation Committee of the Board, which shall consist of three or more Independent Directors, each of whom shall be both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Code.

“Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code.

“Disability” shall mean “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

“Eligible Individual” shall mean any person who is either: (i) an officer (whether or not a director) or employee of the Company or one of its Subsidiaries or Affiliates; (ii) a director of the Company or one of its Subsidiaries; or (iii) an individual consultant or advisor who renders or has rendered bona fide services to the Company or one of its Subsidiaries or Affiliates and who is selected to participate in this Plan by the Committee; provided, however, that a person who is otherwise an Eligible Individual under clause (iii) above may participate in this Plan only if such participation would not adversely affect either the Company’s eligibility to use Form S-8 to register under the Securities Act, the offering and sale of shares issuable under this Plan by the Company or the Company’s compliance with any other Applicable Laws.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, unless otherwise determined or provided by the Committee in the circumstances, (i) the closing sales price of a share of Common Stock as furnished by the New York Stock Exchange (“NYSE”) or other principal stock exchange on which the Company’s Common Stock is then listed for the trading date preceding the date in question or (ii) if no sales of Common Stock were reported by the NYSE or other such exchange on that date, the closing sales price for a share of Common Stock as furnished by the NYSE or other such exchange for the next preceding day on which sales of shares of Common Stock were reported by the NYSE. If the Common Stock is no longer listed or is no longer actively traded on the NYSE or listed on a principal stock exchange as of the applicable date, the Fair Market Value of a share of Common Stock shall be the value as reasonably determined by the Committee for purposes of the award in the circumstances.

“Grant Date” shall mean the date upon which an Award is granted to a Participant pursuant to this Plan or such later date as specified in advance by the Committee.

“Incentive Stock Option” shall mean an Option which is an “incentive stock option” within the meaning of Section 422 of the Code and which is identified as an Incentive Stock Option in the applicable Award Agreement.

“Independent Director” shall mean a member of the Board who is a “non-employee director,” as defined in Rule 16b-3 of the Exchange Act.

“Insider Trading Policy” shall mean the Company’s Insider Trading Policy, as may be amended from time to time.

“Issue Date” shall mean the date established by the Committee on which certificates representing shares of Common Stock shall be issued by the Company.

“Non-qualified Stock Option” shall mean an Option that is not intended to meet the requirements of Section 422 of the Code.

“Option” shall mean any stock option granted pursuant to Section 7 of the Plan.

“Other Stock-Based Award” shall mean an Award granted pursuant to Section 13 of the Plan.

“Participant” shall mean any Eligible Individual with an outstanding Award.

“Performance Award” shall mean any Award granted under Section 12 of the Plan. For purposes of the share counting provisions of Section 4.1 hereof, a Performance Award that is not settled in cash shall be treated as (i) an Option Award if the amounts payable thereunder will be determined by reference to the appreciation of a Share, and (ii) a Restricted Share Award if the amounts payable thereunder will be determined by reference to the full value of a Share.

“Performance Period” shall mean a period of time within which Qualifying Performance Criteria is measured for the purpose of determining whether an Award subject to performance restrictions has been earned.

“Person” shall mean any person, corporation, partnership, joint venture or other entity or any group (as such term is defined for purposes of Section 13(d) of the Exchange Act), other than a parent or subsidiary of the Company.

“Prior Plan” means the Company’s 2009 Equity Incentive Plan

“Qualifying Performance Criteria” shall have the meaning set forth in Section 12.4 of the Plan.

“Reorganization” shall be deemed to occur if an entity is a party to a merger, consolidation, reorganization, or other business combination with one or more entities in which said entity is not the surviving entity, if such entity disposes of substantially all of its assets, or if such entity is a party to a spin–off, split–off, split–up or similar transaction; provided, however, that the transaction shall not be a Reorganization if the Company or any subsidiary of the Company is the surviving entity.

“Restricted Stock Award” shall mean Awards granted pursuant to Section 8 of the Plan.

“Restricted Stock Unit” or “RSU” shall mean Awards granted pursuant to Section 9 of the Plan.

“Restriction Period” shall mean the period during which applicable restrictions apply to a Restricted Stock Award or Restricted Stock Units.

“Section 424 Employee” shall mean an employee of the Company or any “subsidiary corporation” or “parent corporation” as defined in and in accordance with Code Section 424. Such term shall also include employees of a corporation issuing or assuming a stock option in a transaction to which Code Section 424(a) applies.

“Share” shall mean a share of Common Stock, as adjusted in accordance with Section 16.1 of the Plan.

“Stock Appreciation Right” or “SAR” shall mean an Award granted pursuant to Section 10 of the Plan.

“Stock Bonus” shall mean an Award granted pursuant to Section 11 of the Plan.

“Stock Ownership Guidelines” shall mean the stock ownership guidelines adopted by the Board from time to time.

“Subsidiary” shall mean any Person (other than the Company) of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

“Substitute Awards” shall mean Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

“Vesting Date” shall mean the date established by the Committee on which an award, such as a share of a Restricted Stock Award, may vest.

4. Common Stock Subject to the Plan.

4.1 Aggregate Limits. Subject to the provisions of Section 16 of the Plan, the aggregate number of Shares subject to Awards granted under the Plan is 1,500,000 Shares and includes any shares of Common Stock that remain available for issuance, as of the Effective Date, under the Prior Plan (the “Share Limit”); provided, however, that the aggregate number of shares that may be issued pursuant to Restricted Stock Awards, Restricted Stock Unit Awards, Stock Bonus Awards, Performance Awards, The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

4.2 Issuance of Shares. For purposes of Section 4.1, the aggregate number of Shares issued under the Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. If any Shares subject to an Award granted under the Plan are forfeited or such Award is settled in cash or otherwise terminates without the delivery of such Shares, the Shares subject to such Award, to the extent of any such forfeiture, settlement or termination, shall again be available for grant under the Plan. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares delivered to or withheld by the Company to pay the exercise price of an Option, (ii) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iii) Shares repurchased by the Company on the open market with the proceeds of an Award paid to the Company by or on behalf of the Participant. With respect to Stock Appreciation Rights, if the payment upon exercise of a SAR is in the form of Shares, the Shares subject to the SAR shall be counted against the available Shares as one Share for every Share subject to the SAR, regardless of the number of Shares used to settle the SAR upon exercise.

4.3 Code Section 162(m) and 422 Limits. Subject to the provisions of Section 16 of the Plan, the aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 450,000. Subject to the provisions of Section 16 of the Plan, the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan is 1,500,000 Shares. Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 4.3 shall be subject to adjustment under Section 16 of the Plan only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Code Section 162(m) or the ability to grant or the qualification of Incentive Stock Options under the Plan.

4.4 Reservation of Shares; No Fractional Shares; Minimum Issue. The Company shall at all times reserve a number of Shares sufficient to cover the Company’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Company has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Committee may pay cash in lieu of any fractional shares in settlements of awards under this Plan.

5. Administration.

5.1 Authority of Committee. The Plan shall be administered, construed and interpreted by the Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Independent Directors, all references in the Plan to the Committee shall be deemed to be references to the Board. Subject to the terms of the Plan and Applicable Laws, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to:

(i) designate Participants, determine eligibility for participation in the Plan and decide all questions concerning eligibility for, and the amount of, Awards under the Plan;

(ii) determine the type or types of Awards to be granted to a Participant;

(iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards;

(iv) determine the timing, terms, and conditions of any Award;

(v) accelerate the time at which all or any part of an Award may be settled or exercised;

(vi) determine whether, to what extent, and under what circumstances, Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(vii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(viii) grant Awards as an alternative to, or as the form of payment for, grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary or Affiliate;

(ix) make all determinations under the Plan concerning the termination of any Participant’s employment or service with the Company or a Subsidiary or Affiliate, including whether such termination occurs by reason of Cause, Disability, death, or in connection with a Change in Control and whether a leave constitutes a termination of employment;

(x) interpret and administer the Plan and any instrument or Award Agreement relating to, or Award made under, the Plan;

(xi) except to the extent prohibited by Section 25.4, amend or modify the terms of any Award at or after grant with the consent of the holder of the Award;

(xii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(xiii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under this Section 5 to amend or terminate the Plan.

5.2 Delegation of Authority.

(i) Delegation With Respect to Awards. Subject to the terms of the Plan, the Committee’s charter and Applicable Law, the Committee may, but need not, delegate from time to time some or all of its authority under the Plan to a committee consisting of one or more members of the Committee to (i) grant Awards, (ii) to cancel, modify or waive rights with respect to Awards, or (iii) to alter, discontinue, suspend or terminate Awards held by Participants; provided, however, that the Committee may not delegate its authority to take any action with respect to any Awards held by, or to be granted to, any individual (i) who is subject on the date of the grant to the reporting rules under Section 16(a) of the Exchange Act or (ii) who is a Section 162(m) Participant. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation of authority and may be rescinded at any time by the Committee. At all times, any committee appointed under this Section 5.2 shall serve in such capacity at the pleasure of the Committee.

(ii) Delegation of Ministerial Functions. The Committee may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or any of its Subsidiaries or to third parties.

5.3 Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

5.4 Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Board or a committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Company. No director, officer or agent of the Company or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

5.5 No Liability. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award granted or any Award Agreement entered into hereunder.

6. Eligibility. The Committee may grant awards under this Plan only to those persons that the Committee determines to be Eligible Individuals. An Eligible Individual who has been granted an award, if otherwise eligible, may be granted additional awards if the Committee shall so determine.

7. Options.

7.1 Types of Options. Each Option granted under the Plan may be designated by the Committee, in its sole discretion, either as (i) an Incentive Stock Option or (ii) as a Non-qualified Stock Option. Options designated as Incentive Stock Options that fail to continue to meet the requirements of Section 422 of the Code shall be re-designated as Non-qualified Stock Options automatically on the date of such failure to continue to meet such requirements without further action by the Committee. In the absence of any designation, Options granted under the Plan will be deemed to be Incentive Stock Options to the extent that such Options meet the requirements of Section 422 of the Code.

7.2 Grant of Options. Subject to the terms and conditions of the Plan, the Committee may, at any time and from time to time, prior to the date of termination of the Plan, grant to such Eligible Individuals as the Committee may determine, Options to purchase such number of shares of Common Stock on such terms and conditions as the Committee may determine. The date on which the Committee approves the grant of an Option (or such later date as is specified by the Committee) shall be considered the Grant Date. All Options granted pursuant to the Plan shall be evidenced by an Award Agreement in such form or forms as the Committee shall determine. Award Agreements may contain different provisions, provided, however, that all such Award Agreements shall comply with all terms of the Plan.

7.3 Limitation on Incentive Stock Options.

7.3.1 Section 424 Employees. Incentive Stock Options may only be granted to Section 424 Employees. Subject to the terms and conditions of this Plan and the Award Agreement (including all vesting provisions and option periods), any and all Incentive Stock Options which an employee fails to exercise within ninety (90) days after the date said employee ceases to be a Section 424 Employee shall automatically be classified as Non-qualified Stock Options to the extent that said Options have not otherwise been terminated.

7.3.2 Ten Percent Shareholder. Notwithstanding any other provision of this Plan to the contrary, no individual may receive an Incentive Stock Option under the Plan if such individual, at the time the award is granted, owns (after application of the rules contained in Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, unless (i) the exercise price for each share of Common Stock subject to such Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date of grant and (ii) such Incentive Stock Option is not exercisable after the fifth (5th) anniversary of the date of grant.

7.3.3 Limitation on Grants. The aggregate Fair Market Value (determined with respect to each Incentive Stock Option at the time such Incentive Stock Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under this Plan or any other plan of the Company) shall not exceed $100,000. If an Incentive Stock Option is granted pursuant to which the aggregate Fair Market Value of shares with respect to which it first becomes exercisable in any calendar year by an individual exceeds such $100,000 limitation, the portion of such Option which is in excess of the $100,000 limitation, and any Options issued subsequently in the same calendar year, shall be treated as a Non-qualified Stock Option pursuant to Section 422(d)(1) of the Code. In the event that an individual is eligible to participate in any other stock option plan of the Company which is also intended to comply with the provisions of Section 422 of the Code, such $100,000 limitation shall apply to the aggregate number of shares for which Incentive Stock Options may be granted under this Plan and all such other plans.

7.3.4 Other Terms. Award Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Committee, with the applicable provisions of Section 422 of the Code.

7.4 Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Committee, subject to the following:

(i) The per Share exercise price of an Option shall be no less than 100% of the Fair Market Value per Share on the Grant Date.

(ii) Notwithstanding the foregoing, at the Committee’s discretion, Options may be granted in substitution and/or conversion of options or stock appreciation rights of an acquired entity, with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion if such exercise price is based on a formula set forth in the terms of such options/stock appreciation rights or in the terms of the agreement providing for such acquisition.

7.5 Option Period. Subject to the provisions of Sections 7.3 and 14.2, each Option granted pursuant to Section 7 under the Plan shall terminate and all rights to purchase shares thereunder shall cease on the tenth (10th) anniversary of the date such Option is granted, or on such date prior thereto as may be fixed by the Committee and stated in the Award Agreement relating to such Option. Notwithstanding the foregoing, the Committee may in its discretion, at any time prior to the expiration or termination of any Option, extend the term of any such Option for such additional period as the

Committee in its discretion may determine; provided, however, that in no event shall the aggregate option period with respect to any Option, including the initial term of such Option and any extensions thereof, exceed ten (10) years.

7.6 Vesting. Each Award Agreement will specify the vesting schedule applicable to the Option granted thereunder. Notwithstanding the foregoing, the Committee may in its discretion provide that any vesting requirement or other such limitation on the exercise of an Option may be rescinded, modified or waived by the Committee, in its sole discretion, at any time and from time to time after the date of grant of such Option, so as to accelerate the time at which the Option may be exercised.

7.7 Exercise of Option.

(i) Procedure for Exercise.

(a) Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the respective Award Agreement. Unless the Committee provides otherwise: (A) no Option may be exercised during any leave of absence other than an approved personal or medical leave with an employment guarantee upon return; and (B) an Option shall continue to vest during any authorized leave of absence and such Option may be exercised to the extent vested and exercisable upon the Participant’s return to active employment status.

(b) An Option shall be deemed exercised when the Company, or its agent appointed pursuant to 5.2(ii) receives (A) written, electronic or verbal, to the extent expressly permitted by the third party or Company, notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) with respect to Non-qualified Stock Option, payment of all applicable withholding taxes.

(c) Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.

(d) The Company shall issue (or cause to be issued) such Shares as soon as administratively practicable after the Option is exercised.

(ii) Rights as Shareholders. Unless provided otherwise by the Committee or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

7.8 Form of Consideration. Unless provided otherwise in the Award Agreement, the following shall be deemed to be acceptable forms of consideration for exercising an Option:

(i) cash;

(ii) check or wire transfer (denominated in U.S. Dollars);

(iii) subject to any conditions or limitations established by the Committee in the applicable Award Agreement, other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv) subject to any conditions or limitations established by the Committee in the applicable Award Agreement, withholding of Shares deliverable upon exercise, which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(v) consideration received by the Company under a broker-assisted sale and remittance program, or “cashless” exercise/sale procedure;

(vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

(vii) any combination of the foregoing methods of payment.

7.9 Transferability. No Incentive Stock Option shall be assignable or transferable by the Participant to whom it is granted, other than by will or the laws of descent and distribution. No Non-qualified Stock Option shall be assignable or transferable by the Participant to whom it is granted, other than by will or the laws of descent and distribution; provided, however, that Non-qualified Stock Options may be transferred or assigned to (i) family members or entities (including trusts) established for the benefit of the Participant or the Participant’s family members or (ii) any other person, as permitted by applicable securities law. Any Option assigned or transferred pursuant to this Section 7.9 shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer; provided, however, than any Option transferred for value may not be exercised under any Registration Statement on Form S-8 and upon exercise of such transferred Option the holder would only be entitled to receive shares of restricted stock that have not been registered under the Securities Act of 1933.

8. Restricted Stock Award.

8.1 Grant of a Restricted Stock Award. Subject to the provisions of the Plan, the Committee may grant a Restricted Stock Award. Each grant of a Restricted Stock Award shall be evidenced by an Award Agreement in such form as the Committee shall from time to time approve.

8.2 Issue Date and Vesting Date. At the time of the grant of a Restricted Stock Award, the Committee shall establish an Issue Date(s) and a Vesting Date(s) with respect to such Restricted Stock Award. The Committee may divide a Restricted Stock Award into classes and assign a different Issue Date and/or Vesting Date for each class. Upon an Issue Date with respect to a share of a Restricted Stock Award, a share of a Restricted Stock Award shall be issued in accordance with the provisions of Section 8.4. Provided that all conditions to the vesting of a share of a Restricted Stock Award imposed pursuant to Section 8.3 are satisfied, upon the occurrence of the Vesting Date with respect to a share of Restricted Stock, such share of Restricted Stock shall vest.

8.3 Vesting. At the time of the grant of a Restricted Stock Award, the Committee may impose such restrictions or conditions, not inconsistent with the provisions hereof, to the vesting of such Restricted Stock as it, in its absolute discretion, deems appropriate. By way of example and not by way of limitation, the Committee may require, as a condition to the vesting of any class or classes of shares underlying a Restricted Stock Award, that the Participant or the Company achieve certain performance criteria, the Common Stock attain certain stock price or prices, or such other criteria to be specified by the Committee at the time of the grant of such Shares in the applicable Award Agreement.

8.4 Issuance of Certificates.

(i) Reasonably promptly after the Issue Date with respect to a Restricted Stock Award, the Company shall cause to be issued and delivered, either physically or electronically shares of Common Stock, registered in the name of the Participant to whom such shares were granted; provided, that the Company shall not cause a physical stock certificate to be issued unless it has received a stock power duly endorsed in blank with respect to such shares. Each stock certificate representing unvested shares of Restricted Stock shall bear the following legend:

“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY IS SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE

ST. JOE COMPANY 2015 PERFORMANCE AND EQUITY INCENTIVE PLAN AND AN AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND THE ST. JOE COMPANY. A COPY OF THE PLAN AND AGREEMENT IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE ST. JOE COMPANY. SUCH LEGEND SHALL NOT BE REMOVED FROM THE CERTIFICATE EVIDENCING SUCH SHARES UNTIL SUCH SHARES VEST PURSUANT TO THE TERMS HEREOF.”

(ii) To the extent that the shares of Restricted Stock are delivered electronically, the Company may make such provisions as it deems necessary to ensure that each share of Restricted Stock is subject to the same terms and conditions as shares that are represented by a physical stock certificate. Each certificate issued pursuant to Section 8.4(i) hereof, together with the stock powers relating to the shares of Restricted Stock evidenced by such certificate, shall be deposited by the Company with a custodian designated by the Company. The Company shall cause such custodian to issue to the Participant a receipt evidencing the certificates held by it which are registered in the name of the Participant.

8.5 Dividends and Splits. As a condition to the grant of an award of a Restricted Stock Award, the Committee may require or permit a Participant to elect that any cash dividends paid on a share of a Restricted Stock Award be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional awards under this Plan. Unless otherwise determined by the Committee, stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Award with respect to which such stock or other property has been distributed.

8.6 Consequences Upon Vesting. Upon the vesting of a share of a Restricted Stock Award pursuant to the terms hereof, the vesting restrictions shall cease to apply to such share. Reasonably promptly after a share of a Restricted Stock Award vests pursuant to the terms hereof, the Company shall cause to be issued and delivered to the Participant to whom such shares were granted, a either (i) a certificate evidencing such shares of Common Stock or (ii) an electronic issuance evidencing such shares of Common Stock, together with any other property of the Participant held by the custodian pursuant to Section 8.4 hereof; provided, however, that to the extent that the Participant is then subject to Stock Ownership Guidelines and that such shares are subject to transfer restrictions pursuant to such Stock Ownership Guidelines then such shares (i) shall be issued with a legend indicating that “THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY IS SUBJECT TO TRANSFERABILITY RESTRICTIONS CONTAINED IN THE ST. JOE COMPANY STOCK OWNERSHIP GUIDELINES” or (ii) if delivered electronically, the Company may make such provisions as it deems necessary to ensure that each share of Common Stock is subject to the same terms and conditions as shares that are represented by a physical stock certificate.

9. Restricted Stock Units.

9.1 Grant of Restricted Stock Units. Subject to the terms of the Plan, the Committee may grant awards of Restricted Stock Units or RSUs. An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of this Plan. At the time an award of RSUs is made, the Committee shall establish a period of time during which the RSUs shall vest. Each grant of a RSU shall be evidenced by an Award Agreement in such form as the Committee shall from time to time approve.

9.2 Dividend Equivalent Accounts. If (and only if) required by the applicable Award Agreement, prior to the expiration of the applicable vesting period of an RSU, the Company shall pay dividend equivalent rights with respect to RSUs, in which case, the Company shall establish an account for the Participant and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the Common Stock underlying each RSU. Each amount or other property credited to any such account shall be subject to the same vesting conditions as the RSU to which it relates. The Participant shall be paid the amounts or other property credited to such account upon vesting of the RSU.

9.3 Rights as a Shareholder. Subject to the restrictions imposed under the terms and conditions of this Plan and the applicable Award Agreement, each Participant receiving RSUs shall have no rights as a shareholder with respect to such RSUs until such time as the Common Stock are issued to the Participant. Except as otherwise provided in the applicable Award Agreement, Common Stock issuable under an RSU shall be treated as issued on the first date that the holder of the RSU is no longer subject to a substantial risk of forfeiture as determined for purposes of Section 409A of the Code, and the holder shall be the owner of such Common Stock on such date.

9.4 Consequences Upon Vesting. Reasonably promptly after the vesting of an RSU, the Company shall cause to be issued and delivered to the Participant to whom such shares were granted, either (i) a certificate evidencing such shares of Common Stock or (ii) an electronic issuance evidencing such shares of Common Stock, together with any other property of the Participant held by the custodian pursuant to Section 9.2 hereof; provided, however, that to the extent that the Participant is then subject to Stock Ownership Guidelines and that such shares are subject to transfer restrictions pursuant to such Stock Ownership Guidelines then such shares (i) shall be issued with a legend indicating that “THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY IS SUBJECT TO TRANSFERABILITY RESTRICTIONS CONTAINED IN THE ST. JOE COMPANY STOCK OWNERSHIP GUIDELINES” or (ii) if delivered electronically, the Company may make such provisions as it deems necessary to ensure that each share of Common Stock is subject to the same terms and conditions as shares that are represented by a physical stock certificate.

10. Stock Appreciation Rights.

10.1 Grant of Stock Appreciation Rights. Subject to the terms of the Plan, any Option granted under the Plan may include a SAR, either at the time of grant or by amendment except that in the case of an Incentive Stock Option, such SAR shall be granted only at the time of grant of the related Option. The Committee may also award to Participants SARs independent of any Option. A SAR shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose. Each grant of a SAR shall be evidenced by an Award Agreement in such form as the Committee shall from time to time approve.

10.2 Vesting. A SAR granted in connection with an Option shall become exercisable, be transferable and shall lapse according to the same vesting schedule, transferability and lapse rules that are established by the Committee for the Option. A SAR granted independent of an Option shall become exercisable, be transferable and shall lapse in accordance with a vesting schedule, transferability and lapse rules established by the Committee. Notwithstanding the above, a SAR shall not be exercisable by a person subject to Section 16(b) of the Exchange Act for at least six (6) months following the date the SAR is granted.

10.3 Failure to Exercise. If on the last day of the Option period (or in the case of a SAR independent of an Option, the SAR period established by the Committee), the Fair Market Value of the stock exceeds the exercise price, the Participant has not exercised the Option or SAR, and neither the Option nor the SAR has lapsed, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

10.4 Payment. The amount of additional compensation which may be received pursuant to the award of one SAR is the excess, if any, of the Fair Market Value of one share of Common Stock on the Appreciation Date over the exercise price, in the case of a SAR granted in connection with an Option, or the Fair Market Value of one (1) share of Common Stock on the date the SAR is granted, in the case of a SAR granted independent of an Option. The Company shall pay such excess in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Fractional shares shall be settled in cash.

10.5 Designation of Appreciation Date. A Participant may designate an Appreciation Date at such time or times as may be determined by the Committee at the time of grant by filing an irrevocable written notice with the Committee or its designee, specifying the number of SARs to which the Appreciation Date relates, and the date on which such SARs were awarded. Such time or times determined by the Committee may take into account any applicable “window periods” required by Rule 16b-3 under the Exchange Act.

10.6 Expiration. Except as otherwise provided in the case of SARs granted in connection with Options, the SARs shall expire on a date designated by the Committee which is not later than ten (10) years after the date on which the SAR was awarded.

11. Stock Bonuses. Subject to the provisions of the Plan, the Committee may grant Stock Bonuses in such amounts as it shall determine from time to time. A Stock Bonus shall be paid at such time and subject to such conditions as the Committee shall determine at the time of the grant of such Stock Bonus. Shares of Common Stock granted as a Stock Bonus shall be issued in certificated form or electronically and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is required to be paid.

12. Performance Awards.

12.1 Grant of Performance Awards. Subject to the terms of the Plan, the Committee may grant Performance Awards to any officer or employee of the Company or its Subsidiaries. The provisions of Performance Awards need not be the same with respect to all Participants. A Performance Award may consist of a right that is (i) denominated in cash or Shares (including but not limited to Restricted Stock or Restricted Stock Units), (ii) valued, as determined by the Committee, in accordance with the achievement of one or more performance criteria as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine. Each grant of a Performance Award shall be evidenced by an Award Agreement in such form as the Committee shall from time to time approve.

12.2 Terms and Conditions.

(i) Each Performance Award shall contain provisions regarding (i) the target and maximum amount payable to the Participant, (ii) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Performance Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Committee. In the event the Committee provides for dividends or dividend equivalents to be payable with respect to any Performance Awards denominated in Shares, actual payment of such dividends or dividend equivalents shall be conditioned upon the performance goals underlying the Performance Award being met.

(ii) The maximum amount payable under a Performance Award that is settled for cash may be a multiple of the target amount payable. However, the maximum number of shares subject to any Performance Award denominated in Shares granted in any fiscal year to a Participant shall be 400,000 subject to adjustment as provided in Section 16.1, and the maximum amount paid in respect of a Performance Award denominated in cash or value other than Shares on an annualized fiscal year basis with respect to any Participant shall be $5,000,000.

(iii) The Committee shall have the power to impose such other restrictions on Awards subject to this Section 12.2 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto. Notwithstanding any provision of the Plan to the contrary, the Committee shall not be authorized to increase the amount payable under any Award to which this Section 12 applies upon attainment of such pre-established formula.

12.3 Performance Criteria. The Committee shall establish the performance criteria and level of achievement versus these criteria which shall determine the target and the minimum and maximum amount payable under a Performance Award, which criteria may be based on financial performance and/or personal performance evaluations. The Committee may specify the percentage of the target Performance Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Performance Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure established by the Committee based on one or more Qualifying Performance Criteria selected by the Committee and specified in writing not later than ninety (90) days after the commencement of the performance period to which the performance goals relate (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. The applicable performance measurement period may not be less than three (3) months nor more than ten (10) years.

12.4 Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or a per share basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) cash flow, tower cash flow or equity free cash flow; (ii) earnings (including gross margin, EBITDA (earnings before interest, taxes, depreciation and amortization)); (iii) earnings per share; (iv) growth in earnings, cash flow, revenue, gross margin, operating expense or operating expense as a percentage of revenue; (v) stock price; (vi) return on equity or average shareholder equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit, net operating profit or controllable operating profit; (xv) operating margin or operating expense or operating expense as a percentage of revenue; (xvi) return on operating revenue; (xvii) market share or customer indicators; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation (xxiii) succession plan development and implementation; (xxiv) acquisitions consummated; (xxv) improvement in productivity or workforce diversity; (xxvi) attainment of objective operating goals and employee metrics; (xxvii) economic value added; and (xxviii) any other similar criteria. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Company or of its Subsidiaries. To the extent consistent with Section 162(m) of the Code, the Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Committee provides otherwise at the time of establishing the targets; provided that the Committee may not make any adjustment to the extent it would adversely affect the qualification of any compensation payable under such performance targets as “performance-based compensation” under Section 162(m).

12.5 Timing and Form of Payment. The Committee shall determine the timing of payment of any Performance Award. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect (in a manner consistent with Section 409A of the Code) for the payment of any Performance Award to be deferred to a specified date or event.

13. Other Stock-Based Awards. Awards of shares of Common Stock, stock appreciation rights, phantom stock and other awards that are valued in whole or in part by reference to, or otherwise based on, Common Stock, may also be made, from time to time, to Eligible Individuals as may be selected by the Committee. Such awards may be made alone or in addition to or in connection with any Option, Restricted Stock Unit or any other award granted hereunder. The Committee may determine the terms and conditions of any such award. Each award shall be evidenced by an Award Agreement that shall specify the number of shares of Common Stock subject to the award, any consideration therefor, any vesting or performance requirements and such other terms and conditions as the Committee shall determine.

14. Effect of Termination of Service on Awards.

14.1 Termination of Employment. The Committee shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the Participant is not an employee of the Company or one of its Subsidiaries and provides other services to the Company or one of its Subsidiaries, the Committee shall be the sole judge for purposes of this Plan (unless a contract or the Award Agreement otherwise provides) of whether the Participant continues to render services to the Company or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

14.2 Termination of Employment Without Cause. Unless otherwise provided in an Award Agreement, upon the termination of the employment or other service of a Participant with the Company, a Subsidiary or Affiliate, other than by reason of Cause, death or Disability, any Option, RSU or SAR granted to such Participant which has vested as of the date upon which the termination occurs shall be exercisable for a period not to exceed ninety (90) days after such termination. Upon such termination, (i) the Participant’s unvested Options or SARs shall expire and the Participant shall have no further right to exercises such Options or SARs and (ii) any Restricted Stock or RSU that is subject to restrictions at the time of termination shall be forfeited and reacquired by the Company. Notwithstanding the provisions of this Section 14.2, the Committee may provide, by rule or regulation, in any Award Agreement, or in any individual case, in its sole discretion, that following the termination of employment or service of a Participant with the Company, a Subsidiary or Affiliate , other than a termination resulting from Cause, a Participant may (i) exercise an Option, in whole or in part, at any time subsequent to such termination of employment or service and prior to termination of the Option pursuant to Section 7.6 above, either subject to or without regard to any vesting or other limitation on exercise imposed pursuant to the applicable Award Agreement and (ii) any restrictions or forfeiture conditions relating to the vesting of a Restricted Stock Award or Restricted Stock Unit shall be waived in whole or in part in the event of such termination.

14.3 Termination of Employment for Cause. Upon termination of the employment or other service of a Participant with the Company, a Subsidiary or Affiliate, as the case may be, for Cause, (i) any Option or SAR granted to the Participant shall expire immediately and the Participant shall have no further right to exercise such Option or SAR, as the case may be and (ii) any Restricted Stock or RSU that is subject to restrictions at the time of termination shall be forfeited and reacquired by the Company. The Committee shall determine whether Cause exists for purposes of this Plan.

14.4 Termination of Employment by Disability or Death. Unless otherwise provided in an Award Agreement , if a Participant’s employment or service with the Company, the Subsidiary or Affiliate, as the case may be, terminates by reason of Disability or death, all outstanding Options and SARs held by the Participant at the time of death or Disability (the “Date of Termination by Death or Disability”) shall immediately vest and, (i) in the case of termination by Disability, the Participant, or (ii) in the case of termination by death, the Participant’s estate, the devisee named in the Participant’s valid last will and testament or the Participant’s heir at law who inherits the Option (whichever is applicable), has the right, at any time prior to the one year anniversary of the Date of Termination by Death or Disability to exercise, in whole or in part, any portion of the Options or SARs held by the Participant on the Date of Termination by Death or Disability. Unless otherwise provided in an Award Agreement, if a Participant’s employment or service with the Company, the Subsidiary or Affiliate, as the case may be, terminates by reason of Disability or death, any time-based restrictions applicable to any outstanding RSU or Restricted Stock shall be deemed waived. To the extent that any RSU or Restricted Stock is subject to forfeiture based upon the achievement of performance requirements, the Committee shall, (i) determine the extent to which such performance requirements have been met as of the Date of Termination by Death or Disability based upon such audited or unaudited financial information then available or other information as it deems relevant, and (ii) cause to be paid to each Participant partial or full Awards with respect to such RSU or Restricted Stock based upon the Committee’s determination of the degree of attainment of the applicable performance requirements.

14.5 Events Not Deemed Terminations of Service. Unless the express policy of the Company or one of its Subsidiaries or Affiliates, as the case may be, or the Committee, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Company or one of its Subsidiaries, or the Committee; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than three (3) months. In the case of any employee of the Company or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Company or one of its Subsidiaries may be suspended until the employee returns to service, unless the Committee otherwise provides or Applicable Laws otherwise require. In no event shall an award be exercised after the expiration of the term set forth in the Award Agreement.

14.6 Effect of Change of Entity Status. Unless otherwise provided in an Award Agreement or by the Committee, in its sole and absolute discretion, on a case-by case basis, for purposes of this Plan and any Award, if an entity ceases to be a Subsidiary or Affiliate of the Company, a termination of employment or service shall be deemed to have occurred with respect to each Eligible Individual in respect of such Subsidiary or Affiliate who does not continue as an Eligible Individual in respect of another entity within the Company or another Subsidiary or Affiliate that continues as such after giving effect to the transaction or other event giving rise to the change in status.

15. Awards to Independent Directors

15.1 Initial Grants of Options to Independent Directors. Each person who is initially elected to the Board after the Effective Date and who is an Independent Director at the time of such initial election shall automatically be granted Non-qualified Stock Options, Restricted Stock and/or Restricted Stock Units with an aggregate value as established by the Board from time to time; provided, however, that the number of shares of Common Stock subject to any Non-qualified Stock Option, Restricted Stock or RSU awarded under this Section 15.1 shall be reduced by the number of shares of Common Stock subject to any Option, Restricted Stock or RSU granted to an Independent Director pursuant to any other stock incentive plan maintained by the Company.

15.2 Annual Grants to Independent Directors. The Committee may make an annual grant of Non-qualified Stock Options, Restricted Stock and/or RSUs to all Independent Directors, in an amount to be determined by the Committee in its sole discretion and subject to the applicable limitations of the Plan; provided, however, that no Option, Restricted Stock, and/or RSU shall be granted to an Independent Director under this Section 15.2 during any year in which such Independent Director received an Award pursuant to Section 15.1.

15.3 Additional Awards to Independent Directors. In addition to any other grants made to Independent Directors under this Section 15.3, the Committee may from time to time grant Options, Restricted Stock, Restricted Stock Units, Stock Bonuses and Other Stock Based Awards to any Independent Director, in its sole discretion, and subject to the applicable limitations of the Plan.

15.4 Exercise Price. The price per share of the shares subject to each Option or SAR granted to an Independent Director shall equal 100% of the Fair Market Value of a share of Common Stock on the date the option is granted.

15.5 Vesting. Except as set forth in the Award Agreement, subject to the provisions of this Section 18, (a) any Option, SAR, Restricted Stock or RSU granted to an Independent Director pursuant to Section 15.1 shall vest and, in the case of Options or SARs, become exercisable, in cumulative annual installments of 20% each on the first, second, third, fourth and fifth anniversaries of the date the Award, (b) any other Options, SARs, Restricted Stock or RSUs granted to an Independent Director pursuant to Section 15.2 or Section 15.3 shall vest and become exercisable in accordance with the terms set forth in the applicable Award Agreement, as determined by the Committee in its sole discretion; provided, however, any Option or SAR granted to an Independent Director may in the sole discretion of the Committee vest and become immediately exercisable and any Restricted Stock or RSU which were granted pursuant to time-based restrictions may have such restrictions waived upon the retirement of the Independent Director in accordance with the Company’s retirement policy applicable to directors.

15.6 Vesting of Restricted Stock or Restricted Stock Units. Reasonably promptly after the vesting of a Restricted Stock Award or a RSU, the Company shall cause to be issued and delivered, either physically or electronically, to the Independent Director to whom such shares were granted, either (i) a certificate evidencing such shares of Common Stock or (ii) an electronic issuance evidencing such shares of Common Stock; provided, however, that to the extent that the Independent Director is then subject to Stock Ownership Guidelines and that such shares are subject to transfer restrictions pursuant to such Stock Ownership Guidelines then such shares (i) shall be issued with a legend indicating that “THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY IS SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE ST. JOE COMPANY STOCK OWNERSHIP GUIDELINES” or (ii) if delivered electronically, the Company may make such provisions as it deems necessary to ensure that each share of Common Stock is subject to the same terms and conditions as shares that are represented by a physical stock certificate.

15.7 Term. Unless otherwise provided in the applicable Award Agreement, the term of any Non-qualified Stock Option, SAR, or RSU granted to an Independent Director shall be ten (10) years from the date the Option is granted.

15.8 Effect of Termination of Service. Upon a termination of the Independent Director’s services with the Company for any reason, any unvested Option or SAR shall immediately expire and any Restricted Stock or RSU that is subject to restrictions at the time of termination shall be forfeited and reacquired by the Company. Vested portions of any Options granted to an Independent Director are exercisable until the first to occur of the following events:

(i) the expiration of twelve (12) months from the date of the Independent Director’s death or a termination of the Independent Director’s services with the Company by reason of a Disability;

(ii) the expiration of three (3) months from the date the Independent Director’s services with the Company are terminated for any reason other than death or Disability; or

(iii) the expiration of ten (10) years from the date the Option was granted.

16. Recapitalization, Change In Control And Other Corporate Events.

16.1 Recapitalization. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, or reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of the Company or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, a corresponding appropriate and proportionate adjustment shall be made by the Committee (i) in the aggregate number and kind of shares of Common Stock available under the Plan, (ii) in the number and kind of shares of Common Stock issuable upon exercise or vesting of an outstanding Award or upon termination of the Restriction Period applicable to a Restricted Stock Unit granted under the Plan, and (iii) in the exercise price per share of outstanding Options granted under the Plan.

16.2 Reorganization. Unless otherwise provided in an Award Agreement, in the event of a Reorganization of the Company, the Committee may, in its sole and absolute discretion, provide on a case-by-case basis that some or all outstanding Awards shall become immediately exercisable, vested or entitled to payment. In the event of a Reorganization of the Company the Committee may, in its sole and absolute discretion, provide on a case-by-case basis that Options shall terminate upon the

Reorganization, provided however, that Optionee shall have the right, immediately prior to the occurrence of such Reorganization and during such reasonable period as the Committee in its sole discretion shall determine and designate, to exercise any vested Option in whole or in part. In the event that the Committee does not terminate an Option upon a Reorganization of the Company then each outstanding Option shall upon exercise thereafter entitle the holder thereof to such number of shares of Common Stock or other securities or property to which a holder of shares of Common Stock would have been entitled to upon such Reorganization.

16.3 Change in Control. With respect to any Award, other than a Performance Award, in connection with a Change in Control, the Board or Committee may, in its discretion, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change in Control, if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof is terminated within twenty-four months following such Change in Control (or such other period set forth in the Award Agreement): (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award; (ii) accelerate the vesting of Awards and terminate any restrictions on Awards; and (iii) provide for the cancellation of Awards for a cash payment per share/unit in an amount based on Fair Market Value of the Award with reference to the Change in Control, which amount may be zero (0) if applicable. In the event of a Change in Control, (a) any outstanding Performance Awards relating to Performance Periods ending prior to the Change in Control which have been earned but not paid shall become immediately payable, (b) all incomplete Performance Periods in effect on the date the Change in Control occurs shall end on the date of such change, and the Committee shall, (i) determine the extent to which Qualifying Performance Criteria with respect to each such Performance Period have been met based upon such audited or unaudited financial information then available as it deems relevant, (ii) cause to be paid to each Participant partial or full Awards with respect to Qualifying Performance Criteria for each such Performance Period based upon the Committee’s determination of the degree of attainment of Qualifying Performance Criteria, and (c) the Company shall pay all such Performance Awards in cash promptly.

16.4 The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provisions for the preservation of Participant’s rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

16.5 Adjustments. Adjustments under this Section 16 related to stock or securities of the Company shall be made by the Committee whose determination in that respect shall be final, binding, and conclusive. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

16.6 No Limitations. The grant of an Award pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

17. Provisions Applicable To Covered Employees.

17.1 Awards. Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to a Covered Employee. The Committee, in its discretion, may determine whether an Award is to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code. To the extent necessary to comply with the performance-based compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted pursuant to the Plan which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code, the Committee shall, in writing,

(i) designate one or more Covered Employees, (ii) select the Qualifying Performance Criteria applicable to the fiscal year or other designated fiscal period or period of service, (iii) establish the various performance targets, in terms of an objective formula or standard, and amounts of such Awards, as applicable, which may be earned for such fiscal year or other designated fiscal period or period of service and (iv) specify the relationship between Qualifying Performance Criteria and the performance targets and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such fiscal year or other designated fiscal period or period of service. Following the completion of each fiscal year or other designated fiscal period or period of service, the Committee shall certify in writing whether the applicable performance targets have been achieved for such fiscal year or other designated fiscal period or period of service. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the fiscal year or other designated fiscal period or period of service.

17.2 Limitations. Furthermore, notwithstanding any other provision of the Plan or any Award which granted to a Covered Employee and is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

18. Ownership and Transfer Restrictions. The Committee, in its sole discretion, may impose such restrictions on the ownership and transferability of shares received pursuant to any Award at it deems appropriate, including any restrictions as may be imposed pursuant to the Company’s Stock Ownership Guidelines or Insider Trading Policy. Any such restriction shall be set forth in the respective Award Agreement and may be referred to on the certificates evidencing such shares. The holder shall give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such holder or (b) one year after the transfer of such shares to such holder.

19. Limitations on Re-Pricing and Exchange of Options and SARs. The approval by a majority of the votes present and entitled to vote at a duly held meeting of the shareholders of the Company at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the matter, or by written consent in accordance with applicable state law and the Articles of Incorporation and Bylaws of the Company shall be required for (i) the re-pricing of any Option or SAR granted under the Plan, or (ii) the exchange of any outstanding Option or SAR granted under the Plan for a new Option with an exercise price that is lower than the exercise price of the Option or SAR that is surrendered by the Participant.

20. No Personal Loans or Reloads. No Performance Award shall provide for a personal loan to a Participant, including for payment of the exercise price of an Option or withholding taxes relating to any Performance Award. No term of an Performance Award shall provide for automatic “reload” grants of additional Performance Awards upon exercise of an Option or SAR or otherwise as a term of an Performance Award.

21. Disclaimer of Rights. No provision in the Plan, any Award granted or any Award Agreement entered into pursuant to the Plan shall be construed to confer upon any individual the right to remain in the employ of the Company or to interfere in any way with the right and authority of the Company either to increase or decrease the compensation of any individual, including any Participant, at any time, or to terminate any employment or other relationship between any individual and the Company. A holder of an Award shall not be deemed for any purpose to be shareholder of the Company with respect to such Award except to the extent that such Award shall have been exercised with respect thereto and, in addition, a stock certificate shall have been issued theretofore and delivered to the holder, or except as expressly provided by the Committee in writing. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 16 hereof.

22. Nonexclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations upon the right and authority of the Committee to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or individuals) as the Committee in its discretion determines desirable, including, without limitation, the granting of stock options or stock appreciation rights other than under the Plan.

23. Securities Matters.

23.1 Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing the Common Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all Applicable Laws, regulations of governmental authority and the requirements of any securities exchange on which Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable. To the extent that there is not an effective registration statement available for the issuance of shares of Common Stock upon the vesting of a RSU or the exercise of an Option, the Company may, in its sole discretion, deliver shares that are subject to additional transferability restrictions pursuant to the Securities Act of 1933, as amended and may make such provisions as it deems necessary to ensure compliance by the Participant with such restrictions.

23.2 The exercise of any Option granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Common Stock pursuant to such exercise is in compliance with all Applicable Laws, regulations of governmental authority and the requirements of any securities exchange on which Common Stock are traded. The Company may, in its sole discretion, defer the effectiveness of any exercise of an Option granted hereunder in order to allow the issuance of Common Stock pursuant thereto to be made pursuant to registration or an exemption from the registration or other methods for compliance available under federal or state securities laws. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option granted hereunder. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

23.3 With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 of the Exchange Act or its successors under the Exchange Act. To the extent any provision of the Plan, the grant of an award, or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

24. Withholding Obligation. The Committee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the exercise of any Option or SAR, the vesting of any Restricted Stock or RSU or the grant of Common Stock pursuant to an Award. The Award Agreement may provide, subject to any limitations set forth therein, that the following forms of consideration may be used in by the Participant for payment of any withholding due: cash or check, other Shares which have a Fair Market Value on the date of surrender equal to the amount of withholding due; withholding of Shares deliverable upon exercise or vesting, which have a Fair Market Value on the date of surrender equal to the amount of withholding due; consideration received by the Company under a broker-assisted sale and remittance program, or “cashless” exercise/sale procedure, acceptable to the Committee; such other consideration and method of payment for the withholding due to the extent permitted by applicable laws; or any combination of the foregoing methods of payment.

25. Plan Construction.

25.1 Rule 16b-3. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Laws, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. Notwithstanding the foregoing, the Company shall have no liability to any Participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

25.2 Section 162(m). Awards under Section 12 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Qualifying Performance Criteria that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Company that (to the extent the Company or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance Awards under Section 12 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

25.3 Code Section 409A Compliance. The Board intends that, except as may be otherwise determined by the Committee, any awards under the Plan are either exempt from or satisfy the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) to avoid the imposition of any taxes, including additional income or penalty taxes, thereunder. If the Committee determines that an award, Award Agreement, acceleration, adjustment to the terms of an award, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant’s award to become subject to Section 409A, unless the Committee expressly determines otherwise, such award, Award Agreement, payment, acceleration, adjustment, distribution, deferral election, transaction or other action or arrangement shall not be undertaken and the related provisions of the Plan and/or Award Agreement will be deemed modified or, if necessary, rescinded in order to comply with the requirements of Section 409A to the extent determined by the Committee without the content or notice to the Participant.

25.4 No Guarantee of Favorable Tax Treatment. Although the Company intends that awards under the Plan will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax, interest or penalties the Participant might owe as a result of the grant, holding, vesting, exercise or payment of any award under the Plan.

26. Amendment And Termination of the Plan.

26.1 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

26.2 Shareholder Approval. To the extent then required by Applicable Laws or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to shareholder approval.

26.3 Amendments to Awards. Without limiting any other express authority of the Committee under (but subject to) the express limits of this Plan, the Committee by agreement or resolution may waive conditions of, or limitations on, awards to Participants that the Committee in the prior exercise of its discretion has imposed, without the consent of a Participant, and, subject to the requirements of Sections 5 and 25.4, may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 19.

26.4 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or change of or affecting any outstanding award shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Company under any award granted under this Plan prior to the effective date of such change.

26.5 Suspension or Termination of Award. In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or the Award Agreement executed by such Participant evidencing an award, unless such failure is remedied by such Participant within ten days after having been notified of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such award, in whole or in part, as the Committee may determine.

27. Notices. Any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered by hand, if to the Company, to its principal place of business, attention: Stock Option Administrator, and if to the Participant, to the address of the Participant as appearing on the records of the Company.

28. Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Company. Awards may be granted to Eligible Individuals in substitution for or in connection with an assumption of Options, SARs, a Restricted Stock Award or other stock-based awards granted by other entities to persons who are or who will become Eligible Individuals in respect of the Company or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Company or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Company or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan. Any adjustment, substitution or assumption made pursuant to this Section 27 shall be made in a manner that, in the good faith determination of the Committee, will not likely result in the imposition of additional taxes or interest under Section 409A of the Code.

29. Governing Law; Severability.

29.1 Violations of Law. The Company shall not be required to sell or issue any shares of Common Stock under any Award if the sale or issuance of such shares would constitute a violation by the individual holding the Award, the Participant or the Company of any provisions of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations.

Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company shall not be obligated to take any affirmative action in order to cause the exercisability or vesting of an Option, the exercise of an Option or the issuance of shares pursuant to the exercise of an Option or expiration of a Restriction Period to comply with any law or regulation of any governmental authority.

29.2 Governing Law. This Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to conflicts of laws thereof.

29.3 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.